QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

                                PRESS RELEASE

                                Contact:
                                Ezenia! Inc.
                                Laura M. Alessio
                                (781) 505-2192
                                lalessio@ezenia.com

EZENIA! INC. ANNOUNCES 2003 FIRST QUARTER FINANCIAL RESULTS, THE NOMINATION OF THREE NEW DIRECTORS AND THE APPOINTMENT OF NEW AUDITORS FOR 2003

Burlington, Mass., May 07, 2003—Ezenia! Inc. (NASDAQ: EZEN), a leading provider of real-time collaboration solutions for corporate and government networks and eBusiness, today reported its operating results for its fiscal first quarter 2003, the expected addition of three new members to its Board of Directors later this month and its selection of new auditors for the year ending December 31, 2003.

For the first quarter of 2003, the Company generated revenue of $2.4 million, compared to $2.7 million for the corresponding period of the previous year. Net loss for the quarter was $122,000 ($.01 per share), compared to a net loss of $11.9 million ($.87 per share) reported for the first quarter of 2002. The loss in the first quarter of 2002 included a write-off of goodwill of $10.7 million ($.78 per share) related to the adoption of a new accounting standard.

"We are gratified with the progress in the first quarter of 2003. With gross margins improved over the same period last year by more than a third, to 64%, and continued savings due to cost reductions of product, overhead and burden, we were able to report that results from ongoing operations are getting closer to breakeven," said Khoa Nguyen, Ezenia! Chairman and CEO. "The road ahead remains very challenging, both operationally and with respect to the Company's liquidity and capital resources, but we believe the direction we are taking is the right one."

The Company has also identified three individuals who have expressed their willingness to join the Board of Directors. Effective as of the 2003 Annual Meeting of Shareholders, scheduled for May 29, 2003, Kevin P. Hegarty, S. Steven Karalekas and Robert N. McFarland will be appointed as directors.

"Together with John A. McMullen, the new directors bring a wealth of experience and expertise in government-centric relations and business affairs, at a time when Ezenia! needs to leverage such knowledge to expand its business opportunities within this market segment," Mr. Nguyen continues, "I look forward to working closely with all the board members and soliciting their active participation."

In addition, after discussions between the Company and Ernst & Young LLP ("E&Y"), it has been mutually determined that the services of a "Big Four" accounting firm are no longer appropriate in light of the current size and financial resources of the Company. Accordingly, upon the recommendation of its Audit Committee, the Company's Board of Directors has accepted the resignation of E&Y as the Company's independent public accountants, and engaged Gray, Gray & Gray, LLP to serve as the Company's independent public accountants for the fiscal year ending December 31, 2003.

"We appreciate the services received from E&Y over the years, in particular their recent assistance in helping us identify areas for improvement in certain financial aspects of our business, especially with respect to cost control and internal accounting controls for the Company," Mr. Nguyen noted. "To that end, in addition to engaging Gray, Gray & Gray, LLP as our auditors for 2003, the Company has retained an outside financial adviser to enhance our operational and control capabilities in these important financial areas. We believe this new team of business partners will be of great assistance to Ezenia! in the months and years ahead."

About Ezenia! Inc.

Ezenia! Inc. (NASDAQ: EZEN), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet. By integrating voice, video and data collaboration, the Company's award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, whiteboarding, screen sharing and text chat. The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product offerings can be found at the Company's Web site, www.ezenia.com.

Note to Investors

Statements included herein that are not historical facts include forward-looking statements. Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management's Discussion and Analysis section of the Company's 2002 Annual Report on Form 10-K for the year ended December 31, 2002, such as the evolution of Ezenia!'s market, dependence on major customers, rapid technological change and competition, the ability to successfully implement the Company's restructuring and cost reduction plan, risks associated with the acquisition of InfoWorkSpace (including the Company's ability to integrate the InfoWorkSpace product line and workforce) and other considerations that are discussed further in the Management's Discussion and Analysis section of the Company's 2002 Annual Report on Form 10-K for the year ended December 31, 2002 such as the Company's ability to implement the proposed refocusing of its business and to sustain viable operations. Copies of the Company's 2002 Annual Report on Form 10-K for the year ended December 31, 2002, or other publicly available financial information may be received at no charge by contacting Investor Relations at Ezenia!.

###

Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc. Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

Ezenia! Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$2,592	$2,403
Accounts receivable, net	1,426	1,780
Inventories	—	112
Prepaid software license	2,499	1,008
Prepaid expenses and other current assets	317	261

Total current assets	6,834	5,564
LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$5,585	$4,193
Common Stock subject to put	2,875	2,875
Total stockholders' equity	(1,626)	(1,504)

	$6,834	$5,564

Ezenia! Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	For the three months ended March 31,
	2003	2002
Net revenue	$2,400	$2,658
Cost of revenue	852	1,398

Gross profit	1,548	1,260
Operating expenses
Research and development	715	1,544
Sales and marketing	400	1,317
General and administrative	283	497
Depreciation and amortization	—	873
Occupancy and other facilities related cost	275	902

Total operating expenses	1,673	5,133

Loss from operations	(125)	(3,873)
Interest income	3	2
Loss before income taxes and cumulative effect of change in accounting principle	(122)	(3,871)
Income taxes (benefit)	—	(2,651)

Loss before cumulative effect of change in accounting principle	(122)	(1,220)
Cumulative effect of change in accounting principle	—	(10,667)
Net loss	$(122)	$(11,887)

Net loss per share—basic	$(0.01)	$(0.87)
Weighted average common shares
Basic and diluted	13,664	13,662

QuickLinks

  Exhibit 99.1
EZENIA! INC. ANNOUNCES 2003 FIRST QUARTER FINANCIAL RESULTS, THE NOMINATION OF THREE NEW DIRECTORS AND THE APPOINTMENT OF NEW AUDITORS FOR 2003
Ezenia! Inc. Condensed Consolidated Balance Sheets (In thousands)
Ezenia! Inc. Condensed Consolidated Statements of Operations (In thousands)